GENERATION CAPITAL ASSOCIATES
                              1085 Riverside Trace
                           Atlanta, Georgia 30328-3642
                     TEL: (404) 303-8450 FAX: (404) 255-2218


VIA FACSIMILE
(561) 526-3309

June 1, 2000

Mr. Mark Schaftlein
Chairman & C.E.O.
Westmark Group Holdings, Inc.
8000 North Federal Highway
Boca Raton, FL  33487

Dear Mr. Schaftlein:

         Generation Capital Associates (GCA) hereby agrees to purchase and Westmark Group Holdings, Inc. (WGHI) hereby agrees to issue and sell 3,500,000 shares of WGHI Series I Convertible Preferred Stock (Series I Preferred Stock) for the sum of $2,000,000 upon the following terms and conditions:

1. The closing of the transaction contemplated between WGHI and First NLC Financial Services, LLC (1st NLC) as set forth in the letter of intent dated May 15, 2000, takes place on or before July 31, 2000 (1st NLC Closing).

2. WGHI wholly-owned subsidiary Westmark Mortgage USA is authorized to originate and purchase mortgage loans.

3. Upon the consummation of the 1st NLC Closing and the purchase of the Series 1 Preferred Stock (GCA Closing), WGHI will have a tangible net worth of at least $2,200,000.

4. At or before the GCA Closing WGHI must provide GCA with a budget of all corporate overhead and general and administrative items for the following 24 months which is acceptable to GCA.

5. The 3,500,000 shares of Series I Preferred Stock shall be convertible into 3,500,000 shares of WGHI common stock. However, if immediately after the conversion of the last Series I Preferred Stock GCA's interest in WGHI is less than forty-eight percent of WGHI's issued and outstanding common stock, on a fully-diluted basis, then the final conversion shall be for the number of shares of WGHI common stock required for GCA to have such an interest.


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6.       The Holders of the Series I Preferred Stock shall be entitled to vote their shares of Series I Preferred Stock on the same basis as holders of common stock (one share equals one vote).

7. The WGHI common stock shall be listed for trading on the NASDAQ Small Cap Stock Market at all times between today and the GCA Closing and the purchase and sale of the Series I Preferred Stock shall not require the filing by WGHI of a New Listing Application.

8. The issuance and sale of the Series I Preferred Stock is subject to approval of the WGHI shareholders as required by the rules of the NASDAQ Small Cap Stock Market.

         GCA confirms that it has deposited the sum of $2,000,000.00 with David
A. Rapaport (General Counsel of GCA), as escrow agent (Escrow Agent), to be held by the Escrow Agent until the earlier of: (a) the 1st NLC Closing; (b) August 1, 2000; or (c) delisting of the WGHI common stock from trading on the NASDAQ Small Cap Stock Market. In the event the 1st NLC Closing has not been consummated on or before July 31, 2000 or the WGHI common stock is delisted from trading on the NASDAQ Small Cap Stock Market prior to July 31, 2000, GCA shall have the right to require the Escrow Agent to return the $2,000,000 to GCA or to proceed with the GCA Closing eliminating compliance with Item 8 above. In the event the 1st NLC Closing is held on or before July 31, 2000, the Escrow Agent shall deliver the $2,000,000 to WGHI in return for the 3,500,000 shares of Series I Preferred Stock immediately upon WGHI's compliance with the terms and conditions of Item 1 through Item 8 above.

Sincerely,

/s/ Frank E. Hart

Frank E. Hart, General Partner

Generation Capital Associates


/s/ David A. Rapaport
---------------------
David A. Rapaport, Escrow Agent

AGREED AND ACCEPTED:
Westmark Group Holdings, Inc.


By: /s/ Mark Schaftlein
    -------------------
    Mark  Schaftlein
    Chairman & C.E.O.